EXHIBIT 3.4

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION
OF
C/R GAS STORAGE US, LLC

The undersigned, desiring to amend the Certificate of Formation of C/R Gas Storage US, LLC, pursuant to the provisions of Section 18-202 of the Delaware Limited Liability Company Act, does hereby certify as follows:

First:                      The name of the limited liability company is C/R Gas Storage US, LLC (the “Company”).

Second:                 The Certificate of Limited Partnership of the Company is hereby amended by deleting paragraph 1. and inserting in lieu thereof a new first paragraph to read as follows:

1.             Name.    The name of the limited liability company is Niska Gas Storage US, LLC.

EXECUTED, as of April 18, 2006.

NISKA GAS STORAGE US, LLC

By:	/s/ Andrew W. Ward
Andrew W. Ward
Authorized Person